Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 15, 2004, except for Note 1 which is as of October 20, 2004, relating to the financial statements and our report dated March 15, 2004 relating to the financial statement schedule of International Wire Group, Inc. and its subsidiaries, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Dallas, Texas
November 22, 2004